SCHEDULE 14A INFORMATION

             Soliciting Materials Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                           [Amendment No............]

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /     Preliminary Proxy Statement (Revocation of Consent)
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement (Revocation of Consent Statement)
/X/     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required

/ /     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  14a6(i)(2)  or
        Item 22(a)(2) of Schedule 14A.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
           1)   Title of each class of securities to which transaction  applies:
                _______________________
           2)   Aggregate number of securities  to  which  transaction  applies:
                _______________________
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
           4)   Proposed maximum aggregate value of transaction:
                _______________________
           5)   Total fee paid: _______________________

/ /     Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid: ________________________________________
           2)   Form, Schedule or Registration Statement No.: __________________
           3)   Filing Party: __________________________________________________
           4)   Date Filed: ____________________________________________________

                              Sch 14A - Cover Page

-------------------------
     INSTITUTIONAL
  SHAREHOLDER SERVICES
     -------------
   THOMPSON FINANCIAL
-------------------------

--------------------------------------------------------------------------------
Proxy Analysis:
                                                               WISCONSIN CENTRAL
                                                            TRANSPORTATION CORP.

Ticker:  WCLX

Proxy Contest Meeting:  December 15, 2000

Record Date:  October 22, 2000

Security ID:  2973698 (SEDOL), 5469543 (SEDOL), 976592105 (CUSIP)


------------------------------------------------------------------------------------------------------------------------
                                             MEETING AGENDA
------------------------------------------------------------------------------------------------------------------------
   Item          Code                           Proposals                                      Mgt. Rec.      ISS REC.
------------------------------------------------------------------------------------------------------------------------
                                         Management Proxy (BLUE CARD)
------------------------------------------------------------------------------------------------------------------------
| | 1           S0201           Declassify the Board of Directors                               Against         None
------------------------------------------------------------------------------------------------------------------------
| | 2           S0233           Amend Articles/Bylaws/Charter - Filling Vacancies               Against         None
------------------------------------------------------------------------------------------------------------------------
| | 3           S0234           Amend Articles/Bylaws/Charter - Removal of Directors            Against         None
------------------------------------------------------------------------------------------------------------------------
| | 4           S0214           Remove Existing Directors                                       Against         None
------------------------------------------------------------------------------------------------------------------------
| | 5           M0225           Elect Directors (Opposition Slate)                              Against         None
------------------------------------------------------------------------------------------------------------------------
| | 6           S0810           Repeal Bylaws Adopted Subsequent to May 20, 1999                Against         None
------------------------------------------------------------------------------------------------------------------------
                                         Dissident Proxy (WHITE CARD)
------------------------------------------------------------------------------------------------------------------------
| | 1           S0201           Declassify the Board of Directors                               For             FOR
------------------------------------------------------------------------------------------------------------------------
| | 2           S0233           Amend Articles/Bylaws/Charter - Filling Vacancies               For             FOR
------------------------------------------------------------------------------------------------------------------------
| | 3           S0234           Amend Articles/Bylaws/Charter - Removal of Directors            For             FOR
------------------------------------------------------------------------------------------------------------------------
| | 4           S0214           Remove Existing Directors                                       For           WITHHOLD
------------------------------------------------------------------------------------------------------------------------
| | 5           M0225           Elect Directors (Opposition Slate)                              For           WITHHOLD
------------------------------------------------------------------------------------------------------------------------
| | 6           S0810           Repeal Bylaws Adopted Subsequent to May 20, 1999                For             FOR
------------------------------------------------------------------------------------------------------------------------

* To follow ISS's recommendations, shareholders should execute their votes on the dissident's WHITE consent card. Please note that we recommend "consents" for Items 1, 2, 3, and 6 and "withhold consent" for Items 4 and 5.


                                    Page - 1

--------------------------------------------------------------------------------
                                FINANCIAL SUMMARY
--------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY  (amounts in millions except per share data)
--------------------------------------------------------------------------------
                                  1996         1997          1998           ACG*
                                  ----         ----          ----           ----
Operating Revenues             $265.12      $333.51       $344.06         13.92%
Net Income                       48.43        77.43         76.29         25.51%
EPS (Basic)                       0.96         1.52          1.49         24.58%
Dividend                          0.00         0.00          0.00            NMF
--------------------------
* Annual Compound Growth
Fiscal Year Ended December 31
Source: 10-K
--------------------------------------------------------------------------------
PERFORMANCE SUMMARY
--------------------------------------------------------------------------------
                                              1-Year        3-Year        5-Year
                                              ------        ------        ------
Total shareholder returns, company             -7.6%        -26.0%         -8.6%
Total shareholder returns, index               31.4%         19.3%         21.5%
Total shareholder returns, peer group          -7.6%          8.4%         17.2%
--------------------------
Source: Bloomberg Business News
--------------------------------------------------------------------------------

     BUSINESS: Provider of railroad transportation services

     STATE OF INCORPORATION: Delaware

     ACCOUNTANTS: KPMG LLP

                                    Page - 2

--------------------------------------------------------------------------------
                          CORPORATE GOVERNANCE PROFILE
--------------------------------------------------------------------------------
GOVERNANCE PROVISIONS
--------------------------------------------------------------------------------
Blank check preferred stock (Charter)

Classified board (Charter)


--------------------------------------------------------------------------------
GOVERNANCE MILESTONES
--------------------------------------------------------------------------------
None



--------------------------------------------------------------------------------
SEVERANCE AGREEMENTS
--------------------------------------------------------------------------------
Executive severance agreements triggered by termination of employment following a change in control


--------------------------------------------------------------------------------
STATE STATUTES: Delaware
--------------------------------------------------------------------------------
Labor contract provision


Three-year freezeout provision


--------------------------------------------------------------------------------

                                    Page - 3

--------------------------------------------------------------------------------
                                DIRECTOR PROFILES
--------------------------------------------------------------------------------
         Name                 Classification        Term         Dir.       No
                                                    Ends        Since      Stock
--------------------------------------------------------------------------------
INCUMBENT DIRECTORS
Carl Ferenbach1                     AO              2003         1987
J. Reilly McCarren                   I              2003         1998
Roland V. McPherson                 IO              2003         1987
A. Francis Small                    IO              2003         1996
Thomas E. Evans                     IO              2001         1998
Thomas F. Power, Jr.                 I              2001         1987
Robert H. Wheeler2                  AO              2001         1987
Thomas W. Rissman3                  AO              2002         1992
John W. Rowe                        IO              2002         1998

DISSIDENT NOMINEES
John W. Barriger                    IO              2001         2000
Edward A. Burkhardt                 IO              2001         2000
Robert E. Dowdy                     IO              2001         2000
Aaron J. Gellman                    IO              2001         2000
Michael W. Howell                   IO              2001         2000
Henry Posner III                    IO              2001         2000
Andy Sze                            IO              2001         2000
--------------------------------------------------------------------------------

Classified board:  Yes                               CEO as chairman:  No

Current nominees:  None                              Retired CEO on board: No

                                    Page - 4

--------------------------------------------------------------------------------
                            COMPOSITION OF COMMITTEES
--------------------------------------------------------------------------------
Audit                   Type     Compensation         Type   Nominating     Type
--------------------------------------------------------------------------------
Roland V. McPherson      IO      Carl Ferenbach        AO

Thomas W. Rissman        AO      Thomas E. Evans       IO

John W. Rowe             IO      Robert H. Wheeler     AO

--------------------------------------------------------------------------------


     Committee Name Assigned by Company:

     Audit: Audit Committee
     Compensation: Compensation Committee
     Nominating:  None

                                    Page - 5

--------------------------------------------------------------------------------
                                 EQUITY CAPITAL
--------------------------------------------------------------------------------
Type              Votes Per Share          Issued                   Authorized
Common stock            1.00             46,541,357                150,000,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Ownership - Common stock               Number of Shares               % of Class
--------------------------------------------------------------------------------
Officer & Director                        4,855,613                        10.43
Institutions                             35,943,890                        77.23
Dissident Group                           3,539,254                         7.61
--------------------------------------------------------------------------------
---------------
As of October 22, 2000
Sources: Proxy Statement, Bloomberg Business News, Special Proxy Statement



Note: As of Oct. 30, 2000, Southeastern Asset Management, Inc., beneficially owned 15.2 percent of the company's voting stock.


Proxy Contest

Wisconsin Central Transportation Co. faces a written consent proxy contest from a dissident group of shareholders called the Wisconsin Central Shareholders Committee to Maximize Value. The primary driving force behind the Committee is Edward Burkhardt, former CEO of the company and the beneficial owner of approximately 7.5 percent of the company's common stock. The dissidents are soliciting votes to declassify the company's board, to amend certain charter provisions, and to replace the current members of the board with the Committee's director nominees. Is successful, the Committee will appoint Mr. Burkhardt CEO of the company.

In evaluating the contest, ISS spoke to Thomas Power, president and CEO, and Robert Wheeler, chairman of the company. Mr. Burkhardt spoke on behalf of the dissidents.

Wisconsin Central is a holding company that conducts railway transportation business in North America, the United Kingdom, New Zealand, and Australia. The company operates four main segments: Wisconsin Central System (WCS), Tranz Rail Holdings Ltd., Australian Transport Network (ATN), and English Welsh & Scottish Railway (EWS). The company was founded by Mr. Burkhardt, Mr. Powers, Mr. Wheeler, Richard Ogilvie, and Donald McLachlan in 1987 with the purchase of two railroad systems of approximately 2,000 route miles in Wisconsin, the upper peninsula of Michigan, northeastern Illinois, and eastern Minnesota. In 1993, the company made its first foray into the international market with the purchase of an equity stake in Tranz Rail,

                                    Page - 6
a New Zealand railroad which operates a 2,400 route mile freight and passenger rail business, an interisland ferry business, and a trucking business in New Zealand. Based upon the success of this venture, in 1996 the company purchased a 40-percent equity stake in EWS, which operates trains through the English Channel tunnel and carries freight mail for the Royal Mail. The last international acquisition of the company took place in 1997, with the purchase of an equity stake in ATN which serves as commercial rail freight service in Tasmania operating a 550 route mile rail system. Currently, the company owns
42.5 percent, 23.7 percent, and 33 percent, respectively, of EWS, Tranz Rail, and ATN. The venture capital firms Fay Richwhite and Berkshire Partners also have equity stakes in EWS, Tranz Rail, and ATN. Berkshire Partners owns 22 percent, four percent, and 20 percent, respectively, in EWS, Tranz Rail, and ATN. Fay Richwhite owns 17 percent of EWS, 18 percent of Tranz Rail, and 20 percent of ATN.

For close to a decade the company experienced growing revenues and profits. From 1990 to 1998 the company's revenues, net income, and earnings per share increased at an average rate of return by 25.5 percent, 114.7 percent, and 42.2 percent, respectively. In addition, shareholder returns equaled 25.8 percent per year from May 31, 1991, through Dec. 31, 1998. However, in 1998 and 1999 revenues, profits, and stock price all experienced significant declines. Consequently, the board asked and received Mr. Burkhardt's resignation.

In the 16 months since Mr. Burkhardt's resignation, the financial situation of the company has not improved. In response to this situation, Mr. Burkhardt initiated the written consent proceedings on Oct. 23, 2000, and stated his intent to sell the company. On Nov. 3, 2000, the company announced that it had hired Goldman Sachs & Co. to explore strategic alternatives and that it had retained Deutsche Bank AG to assist in the sale of the company's equity stake in Tranz Rail.

Dissidents

The goal of the dissidents is to maximize shareholder value through the sale or merger of the company. Although management states that it also shares the same goal, Mr. Burkhardt believes that the dissidents are better suited to accomplish this task.

From the date of Mr. Burkhardt's resignation in July 1999 to the announcement of the proxy contest, the company's share price declined by 43 percent. Furthermore, for the nine-month period ended September 30, 2000, diluted net income per share, excluding special items, decreased to $0.87 from $0.93 over the same period in 1999. According to Mr. Burkhardt, the primary causes for the company's poor performance are the underperformance of the international holdings and slow growth of the domestic operations. During the third quarter ended Sept. 30, the company's equity in the net income of its international affiliates, excluding special items, was $1.5 million, which compares with $5.6 million over the same period in 1999. Specifically, EWS, Tranz Rail, and ATN earnings for the third quarter were down 68 percent, 99 percent, and 98 percent, respectively, when compared over the same period the previous year.

The company's domestic operations have also stagnated during this time period. For example, Mr. Burkhardt notes that during the 12 months ended June 30, 2000, the company's revenues have

                                    Page - 7
increased by 3.8 percent while the company's net income has declined by 26.8 percent over the same period. Mr. Burkhardt states that under his management, revenues increased at an average rate of 25.5 percent while company shareholder returns equaled 25.8 percent per year from 1991 to 1998.

In order to prepare the company for eventual sale, the Committee has designed a platform to:

1) Improve the company's domestic operations
2) Discontinue efforts to invest in international privatizations
3) Liquidate or spin off existing international investments
4) Increase the company's share repurchase program
5) Position domestic operations for a strategic sale
6) Improve corporate governance

The Committee also questions the board's commitment to selling the company. Mr. Burkhardt states that management has had an "11th hour conversion" and has adopted the Committee's platform as their own in a last ditch effort to save their jobs. In support of this claim, Mr. Burkhardt notes that management announced the hiring of Goldman Sachs and Deutsche Bank only after certain institutional investors publicly announced their decision to side with the dissidents. As a result, Mr. Burkhardt believes that management has no real commitment to this "new strategy" and refers to the board's change of heart as a "deathbed recantation."

The dissidents also maintain that certain conflicts of interests will prevent the board from actively pursuing the sale of the company. The dissidents believe that seven of the company's nine directors are effectively company insiders while only two can be considered as independent outsiders. Furthermore, several members of the board have affiliations with law firms or financial advisors, which receive payments from the company. If the company were sold continuance of such payments would more than likely cease. Moreover, director Carl Ferenbach is a managing director of Berkshire Partners one of the two venture capital firms that have an equity stake in the company's over seas investments. It is the dissidents' contention that the goals and objectives of Fay Richwhite and Berkshire Partners differ from the interests of the company's. Mr. Burkhardt believes Berkshire Partners and Fay Richwhite are interested in short-term goals designed to maximize the value of theses investments without any concern for long-term implications. Also, Mr. Burkhardt believes that the interests of the two venture capital firms would preclude divestiture or the sale of the international holdings at this time.

Finally, the dissidents question whether Goldman Sachs will effectively represent the interests of Wisconsin Central shareholders. Goldman Sachs serves as the financial advisor for Canadian National Railroad, which the dissidents believe is the most likely bidder for the company. In addition, Goldman Sachs is a shareholder in Tranz Rail and EWS and has a board representative on EWS. Because of Goldman Sach's relationship with these companies, the dissidents believe that Goldman Sachs may have interests that differ from those of Wisconsin shareholders.

                                    Page - 8

Management

Management agrees with the dissident position that the company should be sold; however, management believes they have already demonstrated by their actions their commitment to sell the company.

The board contends the current financial crisis is directly attributable to Mr. Burkhardt's stewardship of the company. Specifically, they note that the company's share price declined over the last two years of Mr. Burkhardt's tenure from a high of $44.00 per share to a low of $12.38 per share. Also, the board states that the company's recent decline in the stock price mirrors the industry as a whole. From July 1999 (the month of Burkhardt's resignation) to Oct. 20, 2000, the company's stock price declined by 37 percent versus a 38-percent decline over a peer group North American railroads.

Since Mr. Burkhardt's departure, the company has actively sought ways to increase shareholder value. In September 1999, the company formed a Board Evaluation Committee to explore a variety of strategic scenarios involving spinoffs, leveraged buyouts, recapitalizations, as well as the sale of all or parts of the company. A variety of firms (such as KMPG and Goldman Sachs) conducted studies regarding various strategic initiatives. Based upon the Board Evaluation Committee's recommendations, management initiated a program designed to strengthen the company's position for a strategic sale in March 2000. The goals of the program are to:

1) stabilize the company and all its affiliates
2) add executive talent
3) increase positive cash flow

Specifically, the company has initiated a stock repurchase program which the board notes is one of Mr. Burkhardt's six points. Since March 2000, the company has repurchased close to ten percent its shares. In an effort to improve the company's international holdings, the company has instituted a new management structure designed to grant each business unit with the authority to make decisions. Currently, the Surface Transportation Board has placed a moratorium on Class I railroad mergers until June 2001. Because of the initiatives started by the company, the board believes that it can effect a merger shortly after the moratorium.

The company had not publicly announced its strategy in an effort to avoid putting the company into play at a time when the company's stock price was historically depressed. According to management, all actions taken by the board were aimed to quietly strengthen the company's balance sheet in an effort to get the best price available for its assets. However, Mr. Burkhardt's actions forced the board to announce its intentions before it was ready to do so.

Management is also perplexed by Mr. Burkhardt's own "11th hour conversion." Mr. Burkhardt criticizes the current board for maintaining transactional relationships between the company and affiliates of board members. However, management notes that Mr. Burkhardt in fact approved all such transactions. Moreover, Mr. Burkhardt likewise approved all arrangements with the venture capital firms Fay Richwhite and Berkshire Partners. Finally, the board states that

                                    Page - 9

Goldman Sachs served as the lead underwriter for the company's initial and secondary public offerings in 1991 and 1993, all of which took place while Mr. Burkhardt was CEO.

Analysis

In essence, the central issue of the proxy contest revolves around which group is better suited to carry out the sale of the company. The dissidents argue that the current board would not effectively implement this strategy due to the board's lack of commitment to sale or merger of the company and the various conflicts of interests of the board members. The reality of the situation is, however, quite different. Since September 1999, management has considered a variety of alternatives to maximize shareholder value. For example, the company has conducted studies with KPMG and three nationally recognized investment banks, such as Goldman Sachs. These actions lend credibility to the board's claims.

Moreover, the various potential conflicts of interest do not appear significant enough to justify the removal of the board and management. Based upon previous experience, Mr. Burkhardt believes that the venture capital firms will stonewall management's attempts to divest from the international holdings. However, the company has diligently pursued these options over the course of the last year and thus has acted in a manner consistent with the goal of maximizing shareholder value. While Mr. Burkhardt may question the tactics of the board, there is no evidence that board has acted against the interests of Wisconsin Central shareholders.

In conclusion, management has demonstrated its commitment to a sale of the company having been involved in the process for over a year. Removal of the board and management may only impose delay in this process. Unfortunately, there were no negotiations between the two parties prior to the proxy contest. If meetings had taken place both sides would have realized that they share not only the same goals but the same strategy as well. Finally, the dissidents seek a change in control of the company without any premium being paid to the shareholders.


Management Proxy (BLUE CARD)

| |  Item 1:  Declassify the Board of Directors

     The Committee has submitted this shareholder proposal calling for the repeal of the company's classified board structure and for the annual election of all directors.

     The board currently compromises three directors classes, each of which serves a three-year term.

     The ability to elect directors is the single most important use of the shareholder franchise, and all directors should be accountable on an annual basis. Management believes that staggered boards provide continuity, but empirical evidence has suggested that such a structure is not in shareholders' best interests from a financial perspective.

                                   Page - 10

     A classified board can entrench management and effectively preclude most takeover bids or proxy contests. Board classification forces dissidents and would-be acquirers to negotiate with the incumbent board, which has the authority to decide on offers without a shareholder vote.

     We recommend NO vote for Item 1.


| |  Item 2:  Amend Articles/Bylaws/Charter - Filling Vacancies

     This proposal seeks shareholder approval to amend the company's bylaws to modify the company's provision for filling board vacancies. The amendment which recognizes the elimination of the company's classified board is contingent upon shareholder approval of Item 1.

     We recommend NO vote for Item 2.

| |  Item 3:  Amend Articles/Bylaws/Charter - Removal of Directors

     This proposal seeks shareholder approval to amend the company's bylaws to allow for the removal of directors with or without cause. Currently, directors may be removed only for cause by a majority of the shareholders.

     We recommend NO vote for Item 3.


| |  Item 4:  Remove Existing Directors

     See discussion of proxy contest.

     We recommend NO vote for Item 4.


| |  Item 5:  Elect Directors (Opposition Slate)

     See proxy contest above.

     We recommend NO vote for Item 5.


| |  Item 6:  Repeal Bylaws Adopted Subsequent to May 20, 1999

     The Committee is proposing to repeal any bylaw amendments adopted by the board between May 20, 1999, and Dec. 15, 2000. The Committee is unaware of Wisconsin Central's

                                   Page - 11
     adoption of any such bylaw amendments; however, the purpose of this item is
     to  prevent  the  company's   current  board  from   interfering  with  the
     implementation of the dissident proposals.

     We recommend NO vote for Item 6.


DISSIDENT PROXY (WHITE CARD)

| |  ITEM 1:  Declassify the Board of Directors

     See Item 1 above.

     We recommend a vote FOR Item 1.


| |  Item 2:  Amend Articles/Bylaws/Charter - Filling Vacancies

     See Item 2 above.

     We recommend a vote FOR Item 2.


| |  Item 3:  Amend Articles/Bylaws/Charter - Removal of Directors

     See Item 3 above.

     We recommend a vote FOR Item 3.


| |  Item 4: Remove Existing Directors

     See Item 4 above.

     We recommend WITHHOLDING a vote for Item 4.


| |  Item 5:  Elect Directors (Opposition Slate)

     See Item 5 above.

     We recommend WITHHOLDING a vote for Item 5.


                                   Page - 12

| |  Item 6:  Repeal Bylaws Adopted Subsequent to May 20, 1999

     See Item 6 above.

     We recommend a vote FOR Item 6.


                             -----------------------

                     Wisconsin Central Transportation Corp.
                                One O'Hare Centre
                              6250 North River Road
                                    Suite 90
                            Rosemont, Illinois 60018
                                 (847) 318-4600


Company Solicitor:  D.F. King & Co. (212) 269-5550

Shareholder Proposal Deadline:  December 31, 2000

This proxy analysis has not been submitted to, or received approval from, the Securities and Exchange Commission. While ISS exercised due care in compiling this analysis, we make no warranty, express or implied, regarding accuracy, completeness, or usefulness of this information and assume no liability with respect to the consequences of relying on this information for investment or other purposes.

Endnotes

1. Affiliates of Berkshire Partners LLC granted the company options to purchase shares of ATN in connection with the investments by the investments by the company and Berkshire in ATN. Mr. Ferenbach is anexecutive officer of that company. Source: Wisconsin Central Transportation Corp. 2000 Proxy Statement, p. 15

2. Oppenheimer Wolff & Donnelly provides legal services to the company. Mr. Wheeler is of counsel of that firm. Source: Wisconsin Central Transportation Corp. 2000 Proxy Statement, p. 15.

3. McLachlan, Rissman & Doll provides legal and other services to the company. Mr. Rissman is a partner of that firm. Source: Wisconsin Central Transportation Corp. 2000 Proxy Statement, p. 15.






--------------------------------------------------------------------------------
Wisconsin Central                                                  Institutional
Transportation Corp. - December 4, 2000                     Shareholder Services
Anthony Davidson, Analyst                                    Phone: 301/545-4555

                                   Page - 13